Exhibit 99.1
For Immediate Release
Daniel T. Ciporin Joins Corel Board of Directors
     Ottawa, Canada — April 26, 2007 — Corel Corporation (NASDAQ:CREL; TSX:CRE), a leading developer of graphics, productivity and digital media software, today announced that Daniel T. Ciporin has joined its Board of Directors. Mr. Ciporin will also serve on the Company’s audit committee, replacing Alexander Slusky. Corel has determined that Mr. Ciporin is “independent” for the purposes of Nasdaq and other applicable rules. Mr. Slusky remains a director and Chairman of Corel’s Board, and he will continue to serve on Corel’s compensation and nominating committees.
     Mr. Ciporin is the former Chairman and Chief Executive Officer of Shopping.com Ltd., which grew to be one of the largest ecommerce sites on the web before it was acquired by eBay for US $620 million in June 2005. Prior to Shopping.com, he served as senior vice president of MasterCard International where he was responsible for global debit services and helped establish the company’s 70% market share in the global electronic debit market. Prior to MasterCard International, Mr. Ciporin was a management consultant for Mars and Co. and Corporate Value Associates where he conducted strategy studies for Fortune 500 companies. Mr. Ciporin currently serves on the board of directors at publicly traded companies VistaPrint and Primedia. He also serves as a venture partner at Canaan Partners, focusing on technology trends and investment opportunities in the Internet and digital media sectors.
     “We are very pleased to have Dan join our Board,” said David Dobson, CEO of Corel Corporation. “He brings tremendous insight and will add value to the company as we continue to pursue our long term growth strategy.”
     “I am honored to be joining Corel’s Board during this next phase of the company’s transformation,” said Mr. Ciporin. “Corel is in a unique position in the industry, with the ability to leverage its broad product portfolio and robust distribution channels to deliver even greater value to its end-users and partners around the world. I look forward to working with Corel as they pursue the market opportunities ahead.”
About Corel Corporation
     Corel is a leading developer of graphics, productivity and digital media software with more than 100 million users worldwide. The Company’s product portfolio includes some of the world’s most popular and widely recognized software brands including CorelDRAW® Graphics Suite, Corel® Paint Shop Pro®, Corel® Painter™, Corel DESIGNER®, Corel® WordPerfect® Office, WinZip® and iGrafx®. In 2006, Corel acquired InterVideo, makers of WinDVD®, and Ulead, a leading developer of video, imaging and DVD authoring software. Designed to help people become more productive and express their creative potential, Corel’s software strives to set a higher standard for value with full-featured products that are easier to learn and use. The industry has responded with hundreds of awards recognizing Corel’s leadership in software innovation, design and value.
     Corel’s products are sold in more than 75 countries through a well-established network of international resellers, retailers, original equipment manufacturers, online providers and Corel’s global websites. The Company’s headquarters are located in Ottawa, Canada with major offices in the United States, United Kingdom, Germany, China and Japan. Corel’s stock is traded on the NASDAQ under the symbol CREL and on the TSX under the symbol CRE.

© 2007 Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Snapfire, Painter, Corel DESIGNER, WordPerfect, WinZip, iGrafx, the Corel logo, InterVideo, Ulead, WinDVD and WinDVD Creator are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other trademarks are the property of their respective holders.
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